Exhibit 10.1
RED RIVER BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of August 12, 2021 (the “Effective Date”), by and between RED RIVER BANK (the “Bank”), a wholly-owned subsidiary of Red River Bancshares, Inc. (the “Company”), and R. BLAKE CHATELAIN, a resident of Rapides Parish, Louisiana (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”). This Agreement amends and restates that certain Employment Agreement by and between the Bank and the Executive, dated April 1, 2014 (the “Original Agreement”).
WITNESSETH:
WHEREAS, the Parties desire to amend and restate the Original Agreement in order to conform with industry norms and best practices; and
WHEREAS, the Bank has agreed to continue to employ Executive, and Executive has agreed to be employed by the Bank, subject to and on the terms and conditions set forth herein; and
WHEREAS, both the Bank and Executive have reviewed and understand the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel;
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Bank agree as follows:
1.Term of Employment. This Agreement shall become effective upon the Effective Date and shall automatically extend on a day-to-day basis for an “evergreen” three-year term, subject to earlier termination pursuant to Section 5 (the “Term of Employment”).
2.Duties and Place of Performance.
(a)Duties. During the Term of Employment, Executive shall serve as the Bank’s President and Chief Executive Officer and will report directly to the Board of Directors of the Bank. Executive shall perform all services reasonably required by the Board of Directors in conformity with the appropriate standards of the banking industry to fully execute the duties and responsibilities associated with his positions. Executive will devote substantially all of his working time, attention and energies to the performance of his duties for the Bank. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

Exhibit 10.1
(b)Place of Performance. Executive’s place of employment will be the Bank’s principal executive offices in Alexandria, Louisiana.
3.Compensation and Benefits. Unless otherwise expressly provided herein, all payments of compensation to Executive shall be payable in accordance with the Bank’s ordinary payroll and other policies and procedures.
(a)Base Salary. Upon the Effective Date, Executive’s annual base salary shall be $460,000 (“Base Salary”). Commencing on the date that is twelve (12) months from the Effective Date, and for each 12-month period thereafter during the Term of Employment, the Base Salary shall increase by a minimum of three percent (3%) in excess of the Base Salary for the immediately preceding 12-month period.
(b)Annual Discretionary Incentive Bonus Plan. Executive, if employed on the date that such bonus is awarded by the Board of Directors, shall be eligible for performance-based annual cash awards calculated on a basis comparable to other senior officers of the Bank and otherwise in such amount as determined by the Board of Directors (or any committee thereof), in their sole discretion, based upon Executive’s individual contribution to the achievement of the Bank’s goals for the prior calendar year, provided Executive continues to be employed by the Bank on the date that such bonus is paid.
(c)Participation in Employee Benefit Programs. During the Term of Employment, Executive shall be entitled to participate in any benefit programs, including retirement, medical, dental, life and disability insurance, applicable to all employees of the Bank or to executive employees of the Bank in accordance with the Bank’s policy and the provisions of the benefit plans and agreements related to such programs. This Agreement, which provides certain additional benefits, does not preclude Executive’s participation in any other programs of the Bank.
(d)Reimbursement of Expenses. During the Term of Employment, the Bank shall promptly pay all reasonable expenses incurred by Executive for all reasonable travel and other business-related expenses incurred by him in performing his obligations under this Agreement in accordance with the Bank’s travel and business expense policy, such expenses to be reviewed by the Board of Directors on a periodic basis. Any required reimbursements shall be paid to Executive no later than the last day of the calendar month following the calendar month in which Executive submits timely substantiation for the underlying expense incurred by the Executive.
(e)Vehicle Allowance. During the Term of Employment, the Bank shall pay or reimburse Executive in the amount of up to $850 per month, for the purchase or lease of a vehicle (the “Vehicle Allowance”). Commencing on the date that is twelve (12) months from the Effective Date, and for each 12-month period thereafter during the Term of Employment, the Vehicle Allowance shall increase by a minimum of three percent (3%) in excess of the Vehicle Allowance for the immediately preceding period.

Exhibit 10.1
(f)Club Membership. During the Term of Employment, the Bank shall pay or reimburse Executive for membership fees and dues on behalf of Executive at all country clubs, civic clubs and dinner clubs listed on Exhibit A and in which Executive is a member as of the Effective Date.
(g)Life Insurance. The Bank shall maintain in effect (1) that certain Endorsement Method Split-Dollar Agreement, dated as of October 1, 2004, by and between the Bank and the Executive; and (2) that certain Supplemental Split-Dollar Agreement, dated as of July 7, 2021, by and between the Bank and the Executive, both in accordance with their terms.
(h)Payment of Accrued Benefits Upon Termination. If Executive’s employment is terminated, the Bank shall pay to Executive or his estate the Accrued Benefits (as defined in Section 26) earned or accrued as of the date of termination no later than the earlier of the Bank’s next regular payroll date or within 15 days following termination of employment, provided that any reimbursements shall be paid by the Bank’s next regular payroll date or, if sooner, by the 15th day following termination of employment, after the Executive has fulfilled all conditions required under the Bank’s expense reimbursement policy. Any benefits payable under the benefit plans referred to in Section 3(c) shall be paid in accordance with the terms of the plans. If Executive’s employment is terminated due to the disability of Executive as determined under Section 5(b), the portion of Executive’s Base Salary due shall be reduced by the amount of any benefits received by Executive under any disability policy maintained by the Bank under the benefit plans referenced in Section 3(c) for such period.
(i)Limitation on Payments. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
(j)Fair and Adequate Compensation. The Bank and Executive acknowledge that such compensation and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for Executive’s services, and for the covenants described below.
4.Severance.
(a)Severance Payment. Upon the earlier of (i) Executive’s termination without cause under Section 5(d), (ii) Executive’s resignation for Good Reason under Section 5(e), or (iii) Executive’s termination without cause or resignation for Good Reason in connection with a Change in Control under Section 5(f), the Bank shall pay to Executive (x) a cash lump sum payment equal to the product of Executive’s monthly Base Salary in effect immediately prior to such termination or resignation (without regard to any reduction that would provide Executive a basis to terminate employment for Good Reason) multiplied by the number of full calendar months remaining in the Term of Employment determined immediately prior to such termination or resignation, and (y) a cash lump sum payment equal to the average annual discretionary bonus received by Executive over the prior three (3) years, multiplied by two (2) if terminating under items (i) or (ii) above, and multiplied by three (3) if terminating under item (iii) above (together, the “Severance Payment”), subject to the execution of a general release of claims by Executive against the Bank and its affiliates in a form reasonably satisfactory to the

Exhibit 10.1
Bank. The Severance Payment shall be made on the sixtieth (60th) day following termination; provided that if Executive becomes entitled to any additional amounts as a result of the occurrence of a Change in Control within six (6) months following his termination of employment, such additional Severance Payments shall be made on the later of the sixtieth (60th) day following termination or the date of the Change in Control; provided, however, that (i) if the Severance Payment to Executive would cause the Bank to contravene any law, regulation or policy applicable to the Bank, the Bank and Executive agree that such Severance Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such Severance Payment shall be made from time to time at the earliest time permitted by law, regulation and policy and in accordance with Section 409A, and (ii) in the event that Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined by the Company or its delegate), any payments or other benefits hereunder subject to Section 409A of the Code shall not be paid or provided until the earlier of (A) Executive’s death, or (B) the expiration of the 6-month period following Executive’s termination of employment. Except as otherwise specifically provided herein or under applicable law, the Bank shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Bank shall continue to have all other rights available hereunder.
(b)Severance Benefits. Upon the termination of Executive’s Term of Employment as a result of the earlier of (i) Executive’s death, (ii) Executive’s disability as determined under Section 5(b), (iii) Executive’s termination without cause under Section 5(d), (iv) Executive’s resignation for Good Reason under Section 5(e), or (v) Executive’s termination without cause or resignation for Good Reason in connection with a Change in Control under Section 5(f), the Bank shall provide the following:
(i)The Bank shall pay Executive or his heirs or estate (in the case of death) an amount equal to 100% of the Applicable COBRA Premium on the 15th day of each month during the COBRA Continuation Period. For purposes of this section, the “Applicable COBRA Premium” means the monthly amount paid by the Bank and the Executive under the Bank’s group medical plan for the same type and level of coverage that Executive and/or his eligible dependents participated in immediately prior to the termination of the Executive’s Term of Employment, and “COBRA Continuation Period” means the applicable continuation coverage period determined under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as applied to Executive’s reason for termination. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(ii)The Bank shall maintain in effect that certain Endorsement Method Split-Dollar Agreement, dated as of October 1, 2004, by and between the Bank and the Executive, in accordance with its terms, except in the case of the Executive’s death, following which such Endorsement Method Split-Dollar Agreement will pay out by its terms.
5.Termination.
(a)Death. If Executive dies during the Term of Employment and while in the employ of the Bank, this Agreement shall automatically terminate and the Bank shall have no

Exhibit 10.1
further obligation to Executive or his estate under this Agreement, except as provided in Section 3(h) and Section 4(b).
(b)Disability.
(i)The Bank or Executive may terminate Executive’s employment if Executive shall be prevented from performing his duties hereunder by reason of becoming disabled. For purposes of this Agreement, the terms “disabled” and “disability” means (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a Bank-sponsored or Company-sponsored accident and health plan covering the Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the occurrence of such disability or, as applicable, the Social Security Administration’s or the provider’s determination. In the event a dispute arises between Executive and the Plan Administrator concerning Executive’s physical or mental ability to continue or return to the performance of his duties, Executive shall submit to examination by a competent physician mutually agreeable to both Parties. The physician’s opinion as to Executive’s capability to perform his duties will be final and binding
(ii)In the event of a termination pursuant to this Section 5(b), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h) and Section 4(b).
(c)Discharge for Cause.
(i)At any time during the Term of Employment, the Bank may discharge Executive for cause and terminate Executive’s employment by delivering to Executive a written notice of discharge. The notice of discharge shall set forth the reasons for Executive’s termination for cause. For purposes of this Agreement, a discharge for “cause” shall be defined as a finding by the Board of Directors of any of the following: (1) Executive’s misuse of drugs (including alcohol), which materially affects his ability to perform duties outlined herein; (2) Executive’s conviction, guilty plea or no contest plea to any felony or any other crime involving breach of trust, dishonesty, or moral turpitude; (3) the willful engagement by Executive in disloyal conduct which is materially and demonstrably injurious to the Bank; (4) Executive’s engagement in gross negligence, willful misconduct or harassment (including but not limited to sexual harassment or sexual abuse, whether or not such harassment occurs in the course of Executive’s performance of Executive’s job duties); (5) Executive’s violation of state or federal securities or banking laws; (6) Executive’s refusal to cooperate with a legitimate internal, regulatory, or law enforcement investigation; (7) Executive’s material breach of this Agreement,

Exhibit 10.1
or otherwise failing to perform obligations as set forth in this Agreement, after notice and a reasonable opportunity (not to exceed thirty (30) days) to correct such actions; or (8) Executive has been prohibited from engaging in the business of banking by any applicable government agency or regulatory body. For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because Executive has become disabled within the meaning of Section 5(b). In such cases, termination of Executive shall be governed by the provisions of Section 5(b).
(ii)In the event of a termination pursuant to this Section 5(c), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h).
(d)Discharge without Cause.
(i)At any time during the Term of Employment, the Bank shall be entitled to terminate Executive’s employment “without cause,” by providing him with a written notice of termination. Any termination of Executive’s employment which is not for cause, as defined above in Section 5(c), which does not result from the death or disability of Executive, as set forth in Sections 5(a) and 5(b) respectively, and which does not result from the resignation or termination of Executive as set forth in Section 5(e), Section 5(f) or Section 5(g), shall be deemed to be a discharge without cause.
(ii)In the event of a termination pursuant to this Section 5(d), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h) and Section 4.
(e)Resignation for Good Reason.
(i)At any time during the Term of Employment, Executive may resign for Good Reason and terminate his employment by delivering to the Bank a written notice of resignation. The notice of resignation shall set forth the reasons for Executive’s resignation for Good Reason. For purposes of this Agreement, resignation for “Good Reason” shall be defined as the termination of employment by Executive following the occurrence of any of the following events and the failure of the Bank to cure, if applicable, within the period specified in this Section 5(e): (A) the assignment to Executive of duties that are materially inconsistent with Executive’s position, authority, duties or responsibilities, or any other action by the Bank which results in a material diminution in such position, authority, duties or responsibilities as set forth herein; (B) the Bank requiring Executive, without his consent, to be based at any office or location that is materially different geographically from the main office in Alexandria, Louisiana; or (C) any material breach of this Agreement by the Bank, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Executive. Within ninety (90) days of the initial occurrence of any of the events described above, Executive shall give the Bank written notice that such event constitutes Good Reason and the Bank shall thereafter have thirty (30) days in which to cure such an occurrence. If the Bank has not cured such an occurrence within the 30-day period, the event shall constitute grounds for resignation for Good Reason, and the

Exhibit 10.1
Executive’s termination shall be effective as of the date immediately following such 30-day period (or, if applicable, the earlier date on which the Bank notifies Executive that it is unable or does not intend to cure the defect).
(ii)In the event of a termination pursuant to this Section 5(e), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h) and Section 4.
(f)Resignation or Termination in connection with a Change in Control.
(i)At any time within twenty-four (24) months following a Change in Control or within six (6) months prior to a Change in Control, Executive may resign for Good Reason by delivering to the Bank a written notice of resignation as set forth in Section 5(e). In the event of such resignation, the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h) and Section 4.
(ii)If Executive’s employment is terminated involuntarily, other than for cause (or due to death or Disability) within twenty-four (24) months following a Change in Control or within six (6) months prior to a Change in Control, the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h) and Section 4.
(g)Resignation without Good Reason.
(i)Executive shall be entitled to terminate this Agreement by providing the Bank with a written notice of resignation at least ninety (90) days prior to the intended resignation date. Any resignation by Executive which is not for Good Reason, as defined above in Section 5(e), shall be deemed to be a voluntary resignation. In lieu of having Executive work for the Bank through the effective date of the voluntary resignation, the Bank may place the Executive on leave immediately; provided, however, that the Bank shall still pay Executive the Base Salary he would otherwise be entitled through the effective date of such resignation. Upon the effective date of Executive’s resignation, Executive shall not be entitled to receive any other compensation or benefits as provided in the Bank’s benefit plans or agreements, except as provided in Section 3(h).
(ii)In the event of termination pursuant to this Section 5(g), the Bank shall be relieved of all its obligations under this Agreement, except as provided in Section 3(h).
6.Section 280G Parachute Payments.
(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Bank or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax

Exhibit 10.1
imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (a) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.
(b)Any such reduction shall be made in accordance with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”), and in the following order: (a) cash payments that do not constitute nonqualified deferred compensation subject to Section 409A, (b) cash payments that do constitute nonqualified deferred compensation subject to Section 409A, (c) equity-based payments and acceleration of equity, and (d) other non-cash benefits. To the extent any such payment is to be made over time (e.g., in installments, etc.), the payments shall be waived in reverse chronological order.
(c)Any determination required under this section shall be made in writing in good faith by an independent accounting firm selected by the Bank (the “Accountants”). The Bank and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this section. For purposes of making the calculations and determinations required by this section, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Bank and Executive. The Bank shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this section.
7.Non-Disclosure and Confidentiality.
(a)Executive acknowledges that, by the nature of his duties, he will or may have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and which is a competitive asset of the Bank (“Proprietary Information”), including, without limitation, information pertaining to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and

Exhibit 10.1
strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants.
(b)The term Proprietary Information does not include information or know-how which: (i) is in Executive’s possession prior to its disclosure to him by the Bank (as shown by competent written evidence in Executive’s files and records immediately prior to the time of disclosure); (ii) is available to the general public other than through any inaction or action (whether or not wrongful) on Executive’s part; or (iii) is approved for release by written authorization of the Bank.
(c)Executive agrees during the Term of Employment and for a period of two (2) years following termination or expiration of Executive’s employment not to: (i) use, at any time, any Proprietary Information for his own benefit and for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Bank, except in the performance of the duties assigned to Executive in this Agreement, at any time prior or subsequent to the termination of his employment with the Bank, except as such disclosure may be required by law. Notwithstanding the foregoing, Executive shall not at any time during the Term of Employment or thereafter disclose any Proprietary Information to the extent that such information is deemed confidential under, or the disclosure thereof would otherwise contravene, any law, rule or regulation applicable to the Bank or could expose the Bank or any of its officers, directors or employees to any claim or liability as a result of the disclosure thereof. Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him in this Agreement.
8.Return of Bank Property. Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of the Bank or otherwise acquired or developed by Executive in connection with his association with the Bank (collectively, “Recipient Materials”) shall at all times be the property of the Bank. Within twenty-four (24) hours of the termination of his employment with the Bank, Executive shall return to the Bank any Recipient Materials which are in his possession, custody or control.
9.Independent Covenants. Executive acknowledges that the covenants set forth in Section 7 are material conditions to the Bank’s willingness to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder. The parties agree that the existence of any claim or cause of action of Executive against the Bank, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Bank of such covenants; provided, however, that a default by the Bank of the terms of this Agreement will constitute such a defense. It is specifically acknowledged that the periods following the termination of employment stated in Section 7, during which the agreements and covenants of Executive made in such sections are effective, are to be computed by excluding from such computation any time during which Executive is in

Exhibit 10.1
violation of any provision of Section 7. In addition, Executive’s obligations under Section 7 shall survive the termination of this Agreement and Executive’s employment with the Bank. Executive’s obligations under Section 7 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to the Bank under general legal or equitable principles, or other Bank policies.
10.Remedies.
(a)In the event that Executive violates any of the provisions set forth in Section 7 of this Agreement, Executive acknowledges that the Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in Section 7 of this Agreement were not performed in accordance with their terms or otherwise were materially breached. Accordingly, Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Bank may be entitled, at law or in equity. In such a situation, the parties agree that the Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of Section 7 of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.
(b)With the exception of claims for injunctive and/or other equitable relief, the parties agree and mutually consent to the resolution first by mediation and, if unsuccessful, thereafter, by arbitration of any and all claims or disputes between them, including but not limited to, claims arising out of or in connection with Executive’s employment, separation from employment, or this Agreement. The parties mutually agree that such mediation and arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association before a mediator or arbitrator who is licensed to practice law. One mediator shall be used and shall be chosen by mutual agreement of the parties. If the matter cannot be settled by mediation, then the parties, by mutual agreement shall choose an arbitrator who is licensed to practice law. The arbitrator shall issue a written decision and award stating the reasons therefor. The decision and award shall be final and binding on both parties, their heirs, executors, administrators, successors and assigns. The arbitration filing fee and the costs and expenses of the arbitration shall be borne evenly by the parties. It is the intention of the parties that this Agreement shall be enforceable under the Federal Arbitration Act and applicable state law. The prevailing party in arbitration may be awarded attorneys’ fees by the arbitrator.
(c)The Bank shall reimburse Executive for all reasonable and documented expenses, including without limitation attorney’s fees, incurred by Executive in seeking to enforce Executive’s rights under this Agreement.
11.Notification of Prospective Employment. If, during the Term of Employment and for a period of two (2) years following termination or expiration of Executive’s employment, Executive intends to accept employment or an association with any third party which is engaged in a business similar to the business conducted by the Bank or which, because of the nature of his

Exhibit 10.1
proposed or potential position with the third party, may require him to use or disclose the Bank’s Proprietary Information, he agrees to provide the Bank with notice of his intention to accept such employment or association no later than sixty (60) days prior to accepting such employment or association. Prior to accepting employment or an association with any third party which is engaged in a business similar to the business conducted by the Bank or which, because of the nature of his proposed or potential position with the third party, may require Executive to use or disclose the Bank’s Proprietary Information, he agrees to provide a copy of this Agreement to such third party. Finally, Executive agrees that the Bank may, at any time while any of the non-disclosure covenants contained in this Agreement are in force, provide notice of the existence of that Agreement to any third party with whom or which he proposes to negotiate or is negotiating concerning employment or to accept employment, without any liability to Executive for any such notice.
12.Goodwill. Executive acknowledges that the Bank will, over a period of time, develop, significant relationships and goodwill between itself and its clients and customers by providing superior products and services. Executive further acknowledges that these relationships and this goodwill are a valuable asset belonging solely to the Bank. Executive understands that the Bank agrees to compensate him, as well as to reimburse him for reasonable and necessary business expenses incurred, while he builds and/or maintains business relationships and goodwill with the Bank’s current and prospective clients and customers on a personal level. Executive acknowledges that the responsibility to build and maintain business relationships and goodwill with current and prospective clients and customers creates a special relationship of trust and confidence between him, the Bank, and its clients and customers.
13.Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto, except that this Agreement may be assigned by the Bank in connection with a Change in Control, if necessary to achieve the Bank’s desired purpose in connection with the Change in Control. Executive’s obligations under this Agreement are personal in nature and may not be assigned by Executive. Any assignment in violation of this Section shall be void, and any permitted assignment shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
14.Notices. All notices, requests, consents and other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party: (i) if to Executive: R. Blake Chatelain, 1704 Emberly Oaks, Alexandria, Louisiana 71301; and (ii) if to the Bank: Red River Bank, 1412 Centre Court, Suite 101, Alexandria, Louisiana 71301-3406, Attention: Board of Directors. Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the

Exhibit 10.1
United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.
15.Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
16.Complete Agreement; Modification. The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting and continuing employment with the Bank, Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made in writing and signed by the party to be bound. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.
17.GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF LOUISIANA, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS. IT IS STIPULATED THAT THE STATE OF LOUISIANA HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT EXECUTIVE HAS OR WILL HAVE REGULAR CONTACT WITH LOUISIANA IN THE PERFORMANCE OF THIS AGREEMENT. EXCEPT AS PROVIDED IN SECTION 9(b), WITH RESPECT TO CLAIMS SUBJECT TO ARBITRATION, IN THE EVENT OF A DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN RAPIDES PARISH, LOUISIANA. TO THE EXTENT APPLICABLE, THIS AGREEMENT IS INTENDED TO COMPLY WITH THE

Exhibit 10.1
DISTRIBUTION AND OTHER REQUIREMENTS UNDER SECTION 409A OF THE CODE. FOR ANY PAYMENTS OR REIMBURSEMENTS TO BE MADE UNDER THIS AGREEMENT THAT ARE SUBJECT TO SECTION 409A OF THE CODE, THIS AGREEMENT SHALL BE INTERPRETED AND APPLIED IN A MANNER CONSISTENT WITH SECTION 409A OF THE CODE AND THE REGULATIONS PROMULGATED THEREUNDER.
18.Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.Prior Agreements. Executive represents that his service as an employee of the Bank will not violate any agreement: (i) he has made that prohibits him from disclosing any information he acquired prior to his becoming employed by the Bank; or (ii) he had made that prohibits him from accepting employment with the Bank or that will interfere with his compliance with the terms of this Agreement. Executive further represents that he has not previously, and will not in the future, disclose to the Bank any proprietary information or trade secrets belonging to any previous employer. Executive acknowledges that the Bank has instructed him not to disclose to it any proprietary information or trade secrets belonging to any previous employer.
20.Survival of Covenants. The provisions of Sections 3-10, 12, 15 and 17 of this Agreement shall survive the termination of this Agreement and Executive’s employment with the Bank and shall continue until all obligations of Executive relating to the provisions of the articles shall have been performed in full.
21.Voluntary Agreement. The Parties acknowledge that each has carefully read this Agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.
22.Tax Withholding. The Bank shall have the right to deduct from any payment of compensation to Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive, such as those related to Executive’s participation in the Bank’s employee benefit plans or agreements.
23.Restrictions Upon Funding. The Executive and each of his beneficiaries, as applicable, are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the

Exhibit 10.1
Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and his beneficiaries have no preferred or secured claim.
24.ERISA Compliance. For purposes of the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that the benefits under this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding the foregoing, the Bank will process any claim for benefits in accordance with reasonable claims procedures prescribed under ERISA, a copy of which will be made available to the Executive upon request. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.
25.Change in Control. The parties acknowledge that the Executive has agreed to assume the positions of President and Chief Executive Officer and to enter into this Agreement based on his confidence in the current owners of the Bank and the direction of the Bank provided by the current Board of Directors.
(a)Change in Control. For purposes of this Agreement, “Change in Control” means:
(i)a change during any 12-month period in the ownership of the capital stock of the Bank or the Company, whereby a corporation, partnership, other entity, person, or group acting in concert (a “Person”) , as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of the Bank or the Company, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of the Bank’s or the Company’s then outstanding capital stock entitled to vote generally in the election of directors;
(ii)the consummation of any merger, consolidation, share exchange or reorganization plan involving the Bank or the Company, as the case may be, in which the Bank or the Company, as applicable, is not the surviving entity, unless the shareholders of the Bank or

Exhibit 10.1
the Company as the case continue to hold beneficial ownership in the surviving entity of a number of shares which constitutes at least fifty percent (50%) of the total value or voting power of the surviving entity;
(iii)the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions during a 12-month period, of more than 50% of the assets of the Bank or the Company to any Person; provided, however, that there is no Change in Control if assets are transferred to an entity that is controlled by the shareholders of the Bank or the Company immediately after the transfer, nor is it a Change in Control if the Bank or Company transfers assets to:
(A)    a shareholder of the Bank or of the Company (immediately before the asset transfer) in exchange for or with respect to the shareholder’s capital stock in the Bank or the Company; or
(B)    an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or the Company; or
(iv)a change in the effective control of the Company whereby a majority of the persons who were members of the Board of Directors of the Company are, within a twelve (12) month period, replaced by individuals whose appointment or election to the Company’s Board of Directors is not endorsed by a majority of the Company’s Board of Directors prior to such appointment or election;
provided, that the following events shall not constitute a Change in Control:
(I)    the acquisition by a Person who already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the Bank’s or of the Company’s outstanding capital stock,
(II)    the acquisition of shares of capital stock of the Bank or the Company by the Bank or the Company or any of their subsidiaries or Affiliates;
(III)    the acquisition of shares of capital stock of the Bank or the Company by any employee benefit plan (or trust) sponsored or maintained by the Bank or the Company;
(IV)    any transfer of shares of capital stock by gift, devise or descent by a stockholder to a member of such stockholder’s family or to a trust established or maintained for the benefit of a stockholder or any member of his family; or
(V)    the acquisition of shares of capital stock by any officer or employee of the Bank or the Company pursuant to any stock option plan established by the Bank or the Company.
Notwithstanding the above, if Executive resigns for Good Reason or is terminated involuntarily, other than for cause (or due to death or Disability), during the six (6) month period prior to a

Exhibit 10.1
Change in Control, such Change in Control must also constitute a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Bank or the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), to the extent necessary to avoid the imposition of taxes under Section 409A.

26.    Accrued Benefits. For purposes of this Agreement, “Accrued Benefits” shall mean:
(i)Any portion of Executive’s Base Salary earned through the date of termination of Executive’s employment and not yet paid;
(ii)Reimbursement for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date of termination of Executive’s employment in accordance with the Bank’s policies and procedures on reimbursement of expenses;
(iii)Any earned vacation pay not theretofore used or paid in accordance with the Bank’s policy for payment of earned and unused vacation time.
27.    Section 409A.
(a)General. It is the intention of both the Bank and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”) or an exemption therefrom, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Bank believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Bank). In no event whatsoever shall the Bank be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for any payments or benefits that fail to comply with Section 409A.
(b)Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.
(c)Six Month Delay for Specified Employees. If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or

Exhibit 10.1
benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Bank (or any person or entity with whom the Bank would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.
(d)No Acceleration of Payments. Neither the Bank nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
(e)Treatment of Each Installment as a Separate Payment and Timing of Payments. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Bank.
(f)Reimbursements. The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

Exhibit 10.1
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WITNESSES:	EXECUTIVE:

/s/ R. Blake Chatelain
Printed Name:	R. Blake Chatelain

Printed Name:

WITNESSES:	THE BANK:

RED RIVER BANK,
a Louisiana state bank

By: /s Andrew B. Cutrer
Printed Name:	Name: Andrew B. Cutrer
Title: Senior Vice President

Printed Name:

Notary Public
Printed Name of Notary Public:
Notary Identification Number or Bar Roll Number:
Rapides Parish, Louisiana
My commission expires: at death

[SEAL]

EXHIBIT A

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